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                                                                     EXHIBIT 3.1

                            CERTIFICATE OF AMENDMENT

                                       OF

                     RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                         REALTY INFORMATION GROUP, INC.


                        Realty Information Group, Inc., a Delaware corporation, hereby certifies as follows:

                        FIRST. The Board of Directors of said Corporation duly adopted a resolution setting forth and declaring advisable the amendment of Article One of the Restated Certificate of Incorporation of said Corporation so that, as amended, said Article shall read as follows:

                        "The name of the Corporation is: CoStar Group, Inc."

                        SECOND. The effective date and time of the foregoing amendment shall be 8:00 a.m., New York time, on August 2, 1999.

                        THIRD. The foregoing amendment has been duly adopted by the favorable vote of the holders of a majority of the outstanding stock entitled to vote thereon in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

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                        IN WITNESS WHEREOF, Realty Information Group, Inc. has
caused this certificate to be signed by Andrew Florance, its President and Chief Executive Officer, on the 22nd day of July 1999.

                                       REALTY INFORMATION GROUP, INC.

                                       By /s/ Andrew Florance
                                         --------------------
                                          Andrew Florance
                                          President and Chief Executive Officer


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